Golfsmith Announces Third Quarter 2007 Results,
Maintains FY 2007 Outlook

AUSTIN, Nov. 7, 2007 — Golfsmith International Holdings, Inc., (NASDAQ: GOLF) today announced financial results for the third quarter of fiscal 2007, ended September 29, 2007.

Third Quarter Results

Net revenues increased 13.4 percent to $106.5 million for the third quarter compared with net revenues of $94.0 million for the third quarter of fiscal 2006. The increase includes net revenues from 15 non-comparable retail stores opened after September 30, 2006. It was partially offset by a 4.4 percent decrease in net revenues from its direct channel and a 0.2 percent decrease in comparable store sales.

Operating income increased 30.4 percent to $4.9 million in the third quarter compared with $3.8 million for the third quarter of fiscal 2006. Gross margin improved to 35.5 percent in the third quarter of 2007 compared with 34.4 percent in the third quarter of 2006. Overall operating margin was 4.6 percent for the third quarter 2007 compared with 4.0 percent in third quarter 2006. These gains were partially offset by increased selling, general and administrative (SG&A) expenses associated with 15 new stores opened since September 30, 2006.

Net income increased 17.8 percent to $4.0 million in the third quarter, or earnings per diluted share of $0.25, based on 15.8 million fully diluted weighted average shares outstanding. This compares with net income of $3.4 million, or earnings per diluted share of $0.21, based on 15.9 million fully diluted weighted average shares outstanding in the three months ended September 30, 2006.

“We made good progress in the third quarter as we executed on our plan, managed costs and drove profits,” said Jim Thompson, chief executive officer and president of Golfsmith. “We remain committed to the path we’re on, and we’re encouraged by our performance over the past two quarters and our management team’s ability to attract and retain guests by evolving our brand, our offering and our service.”

Year-to-Date Results

For the nine-month period ended September 29, 2007, net revenues increased 9.3 percent to $309.2 million compared with net revenues of $282.9 million for the nine-month period ended September 30, 2006. This increase was attributable to the net revenues from 15 non-comparable retail stores opened after September 30, 2006, but was partially offset by a 6.0 percent decrease in net revenues from the direct channel and a 3.5 percent decrease in comparable store sales.

The company reported operating income of $8.7 million for the nine-months ended September 29, 2007, compared with operating income of $12.2 million in the first nine months of fiscal year 2006. Gross margins and operating income continued to be pressured by a higher sales mix of lower-margin products and a decline in sales in the higher margin clubmaking business. Operating results were also largely affected by increased SG&A expenses associated with the company’s growth, the opening of 15 stores opened since September 30, 2006, and the incremental costs of being a public company.

The company also reported net income for the nine months of $5.9 million, or earnings per diluted share of $0.37, based on 16.0 million fully diluted weighted average shares outstanding. This compares with a net loss of $5.4 million, or a loss per diluted share of $0.45, based on 12.1 million fully diluted weighted average shares outstanding in the nine months ended September 30, 2006.

Outlook

Golfsmith is reiterating its previously reported outlook for the full year of fiscal 2007. The company expects comparable store sales of negative 3.0 percent to negative 2.0 percent and diluted earnings per share for the year to be between $0.30 and $0.35 based on fully diluted weighted average shares outstanding of 15.9 million.

The company will open 13 stores in fiscal 2007. Three stores were opened in the first quarter, eight stores were opened in the second quarter, one store was opened in the third quarter and a 60,000-square-foot store will be opened in the fourth quarter.

Conference Call Information

The company will host a conference call today at 4:30 p.m. (eastern time) to discuss the third quarter 2007 financial results. The call will be simulcast over the Internet at https://investors.golfsmith.com. A replay will be available for 30 days after the call at the aforementioned website. Telephone replays can be accessed for seven days following the call by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) and entering passcode 18805367.

About Golfsmith

Golfsmith International Holdings, Inc., (NASDAQ: GOLF) is a 40-year-old specialty retailer of golf and tennis equipment, apparel and accessories. The company operates as an integrated multi-channel retailer, offering its guests the convenience of shopping in its 73 stores across the United States, through its Internet site at www.golfsmith.com and from its assortment of catalogs. Golfsmith offers an extensive product selection that features premier branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs.

Cautionary Language

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about the company’s beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. Forward-looking statements are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based in part on currently available information and in part on management’s estimates and projections of future events and conditions. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for the products, the introduction of new product offerings, store opening costs, the ability to lease new sites on a timely basis, expected pricing levels, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond the company’s ability to control or predict. Such factors include, but are not limited to the Risk Factors set forth in Item 1A. Risk Factors in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2007.

The company believes its forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update publicly any of them in light of new information or future events.

Non-GAAP Financial Measurements

Golfsmith provides a non-GAAP measure of net income (loss) and net income (loss) per share in its earnings release. The presentation is intended to be a supplemental measure of performance and excludes: (i) charges related to the extinguishment of the company’s long-term debt; (ii) expenses related to the termination of a management consulting agreement; (iii) expenses related to the initial recognition of stock-based compensation in the second fiscal quarter ended July 1, 2006 for the modification of existing stock options to accelerate a portion of the respective grant’s vesting provisions and new stock option grants issued; and (iv) derivative income associated with the initial public offering. Golfsmith believes that excluding these items from the reported net loss represents a better basis for the comparison of its current results to past, present, and future operating results, and a better means to highlight the results of core ongoing operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. The non-GAAP financial measures included in the press release have been reconciled to the corresponding GAAP financial measures as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.

Golfsmith International Holdings, Inc.
Consolidated Balance Sheets
	September 29, 2007	December 30,
	(Unaudited)	2006
ASSETS
Current assets:
Cash and cash equivalents	$3,200,555	$1,801,631
Receivables, net	1,839,599	1,387,786
Inventories	91,652,108	88,174,797
Prepaid expenses and other current assets	7,754,439	9,938,863

Total current assets	104,446,701	101,303,077
Property and equipment:
Land and buildings	21,492,375	21,433,166
Equipment, furniture, fixture and autos	31,322,156	25,181,495
Leasehold improvements and construction in progress	36,234,707	30,663,227

	89,049,238	77,277,888
Less: accumulated depreciation	(27,334,823)	(21,203,855)

Net property and equipment	61,714,415	56,074,033
Goodwill	42,557,370	42,557,370
Tradename	11,158,000	11,158,000
Trademarks	14,064,189	14,064,189
Customer database, net	1,510,758	1,794,025
Debt issuance costs, net	597,565	533,088
Other long-term assets	401,729	435,568

Total assets	$236,450,727	$227,919,350

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$50,210,218	$51,944,778
Accrued expenses and other current liabilities	16,234,769	17,531,310
Line of credit	42,492,000	41,533,013

Total current liabilities	108,936,987	111,009,101
Deferred rent	10,628,367	6,799,142

Total liabilities	119,565,354	117,808,243
Total stockholders’ equity	116,885,373	110,111,107

Total liabilities and stockholders’ equity	$236,450,727	$227,919,350

Golfsmith International Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues	$106,526,847	$93,980,075	$309,188,103	$282,928,686
Cost of products sold	68,705,865	61,608,658	200,841,230	183,053,628

Gross profit	37,820,982	32,371,417	108,346,873	99,875,058
Selling, general and administrative	32,605,293	28,383,552	97,569,728	86,249,248
Store pre-opening expenses	271,170	197,147	2,049,566	1,419,883

Total operating expenses	32,876,463	28,580,699	99,619,294	87,669,131

Operating income	4,944,519	3,790,718	8,727,579	12,205,927
Interest expense	(799,864)	(836,657)	(2,716,566)	(6,649,729)
Interest income	24,140	277,544	69,666	433,019
Other income	58,773	97,373	297,623	1,518,149
Other expense	(77,992)	(36,849)	(147,148)	(145,089)
Loss on debt extinguishment	–	–	–	(12,775,270)

Income (loss) before income taxes	4,149,576	3,292,129	6,231,154	(5,412,993)
Income tax (expense) benefit	(180,606)	76,974	(355,788)	(31,116)

Net income (loss)	$3,968,970	$3,369,103	$5,875,366	$(5,444,109)

Net income (loss) per share:
Basic	$0.25	$0.21	$0.37	$(0.45)
Diluted	$0.25	$0.21	$0.37	$(0.45)
Weighted average number of shares outstanding:
Basic	15,813,464	15,716,591	15,784,276	12,143,767
Diluted	15,844,606	15,856,972	15,953,985	12,143,767

Three and Nine Months Ended September 30, 2006 Reconciliation

Proforma Net Income and Proforma Earnings Per Share Reconciliation

	Three Months Ended	Nine Months Ended
	September 30, 2006	September 30, 2006
	(Unaudited)	(Unaudited)
Net income (loss) as reported	$3,369,103	$(5,444,109)
Non-GAAP adjustments:
Loss on debt extinguishment	–	12,775,270
Management fee termination expense	–	3,000,000
Stock-based compensation	–	438,304
Derivative income	(57,884)	(1,091,141)

Adjusted net income	$3,311,219	$9,678,324
Weighted Average number of shares outstanding:
Basic	15,716,591	12,143,767
Diluted	15,856,972	12,398,030
Net income per share:
Basic – non-GAAP	$0.21	$0.80
Diluted – non-GAAP	$0.21	$0.78